Exhibit 4.1

EXECUTION VERSION

WARRANT AGREEMENT

between

UNDER ARMOUR, INC.

and

NFL PROPERTIES LLC

Dated as of

August 3, 2006

ARTICLE I
INTERPRETATION

1.01	Definitions	1

1.02	General Interpretive Principles	1

ARTICLE II
GRANT OF WARRANTS

2.01	Issuance of Warrants	1

ARTICLE III
EXECUTION AND REGISTRATION OF WARRANTS

3.01	Execution of Warrant Certificates	2

3.02	Registration	2

3.03	Registration of Transfers and Exchanges	2

ARTICLE IV
EXERCISE OF WARRANTS

4.01	Terms of Warrants: Exercise of Warrants	3

4.02	Payment of Taxes	5

ARTICLE V
MISSING OR MUTILATED WARRANT CERTIFICATES; RESERVATION AND LISTING OF WARRANT SHARES

5.01	Mutilated or Missing Warrant Certificates	5

5.02	Reservation of Underlying Shares	5

ARTICLE VI
ADJUSTMENT OF NUMBER OF UNDERLYING SHARES ISSUABLE
6.01	Adjustment	6

6.02	Notice of Adjustment	9

ARTICLE VII
STATEMENTS ON WARRANTS

7.01	Statement on Warrants	10

7.02	Fractional Interest	10

7.03	Notices to Warrant Holders	10

ARTICLE VIII
CONDITIONS

8.01	Conditions to Obligations of the Parties	11

ARTICLE IX
CLOSING FOR THE WARRANTS

9.01	Closing	11

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ARTICLE X
REPRESENTATIONS AND WARRANTIES OF NFL PROPERTIES

10.01	Corporate Existence of NFL Properties	11

10.02	Authorization; Enforceability of this Agreement	11

10.03	Accredited Investor	12

ARTICLE XI
REPRESENTATIONS AND WARRANTIES OF UNDER ARMOUR

11.01	Corporate Existence and Power of Under Armour	12

11.02	Authorization; Enforceability of this Agreement	12

ARTICLE XII
MISCELLANEOUS

12.01	Fees and Expenses	12

12.02	Survival of Representations and Warranties	12

12.03	Entire Agreement	12

12.04	Waivers and Amendments	12

12.05	Notices	13

12.06	Counterparts	13

12.07	Governing Law and Submission to Jurisdiction	14

12.08	Benefits of this Agreement	14

12.09	Successors and Assigns	14

12.10	Warrant Agent	14

12.11	No Impairment	14

12.12	Exchange Act Reports	15

Schedules

Schedule 1.01 – Definitions

Exhibits

Exhibit A –	Form of Warrant Certificate
Exhibit B –	Certificate to be Delivered upon Exchange or Registration of Transfer of Warrants

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WARRANT AGREEMENT (this “Agreement”), dated as of August 3, 2006, between Under Armour, Inc., a Maryland corporation (“Under Armour”), and NFL Properties LLC, a Delaware limited liability company (“NFL Properties”). Each of Under Armour and NFL Properties is referred to individually as a “Party” and collectively as the “Parties.”

W I T N E S S E T H:

WHEREAS, Under Armour and NFL Properties have entered into a Promotional Rights Agreement, dated August 3, 2006 (the “Promotional Rights Agreement”), pursuant to which (i) NFL Properties has granted to Under Armour licensing rights for certain of Under Armour’s products and (ii) Under Armour has agreed to issue certain warrants to purchase shares of Class A common stock, par value $0.0003-1/3 per share, of Under Armour (the “Common Shares”), to NFL Properties;

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements contained in this Agreement, the Parties agree as follows:

ARTICLE I

INTERPRETATION

1.01 Definitions. Capitalized words used in this Agreement shall have the meanings and definitions set forth in Schedule 1.01 (such meanings to be equally applied to both the singular and plural forms of the terms defined).

1.02 General Interpretive Principles. The headings contained in this Agreement or in any Exhibit or Schedule hereto and in the table of contents are for reference purposes only and shall not affect in any way the meaning or interpretation of the Agreement. When a reference is made herein to a Section, Article, Paragraph, Exhibit, Schedule, Preamble or Recitals, such reference shall be to a Section, Article or Paragraph of, or an Exhibit, Schedule, Preamble or Recital to, this Agreement unless otherwise indicated. Whenever used in this Agreement, except as otherwise expressly provided or unless the context otherwise requires, (i) any noun or pronoun shall be deemed to include the plural as well as the singular and to cover all genders, (ii) the terms “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation” and (iii) the words “hereof,” “herein” and similar words refer to this Agreement as a whole (including the Exhibits and Schedules).

ARTICLE II

GRANT OF WARRANTS

2.01 Issuance of Warrants. Upon the terms and subject to the conditions set forth in this Agreement, and in reliance upon the representations and warranties set forth in this Agreement, upon the execution and delivery of the parties thereto of the Promotional Rights Agreement, Under Armour will issue and deliver to NFL Properties, (i) 240,000 warrants in definitive form (the “Series A Warrants”), each of which shall be exercisable for one Common Share, and (ii) 240,000 warrants in definitive form (the “Series B Warrants” and, together with the Series A Warrants, the “Warrants”), each of which shall be exercisable for one Common Share. The exercise price per Warrant shall be $36.99 (the “Exercise Price”), subject to adjustment as described in Section 6.01 below.

ARTICLE III

EXECUTION AND REGISTRATION OF WARRANTS

3.01 Execution of Warrant Certificates. Certificates substantially in the form of Exhibit A hereto (the “Warrant Certificates”) evidencing Warrants to be delivered pursuant to this Agreement shall be signed on behalf of Under Armour by its chairman of the board or its president or a vice president and by its secretary or an assistant secretary.

Any Warrant Certificate may be signed on behalf of Under Armour by any person who, at the actual date of the execution of such Warrant Certificate, shall be a proper officer of Under Armour to sign such Warrant Certificate, although at the date of the execution of this Agreement any such person was not such officer.

3.02 Registration. Upon issuance of the Warrants, Under Armour shall number and register the Warrant Certificates in a register that shall be maintained by Under Armour. Prior to due presentment for registration of transfer of any Warrant, Under Armour may deem and treat the registered holder of each Warrant Certificate as the absolute owner thereof (notwithstanding any notation of ownership or other writing thereon made by anyone) for all purposes and shall not be affected by any notice to the contrary. The Warrants shall initially be registered in the name of NFL Properties.

3.03 Registration of Transfers and Exchanges.

(a) General Restrictions on Transfer. The Warrants may not be Disposed of by any holder thereof without the prior written consent of Under Armor for a period, commencing on the Warrant Issue Date, of (i) one year with respect to the Series A Warrants and (ii) three years with respect to the Series B Warrants; provided, however, that NFL Properties or any permitted transferee of NFL Properties may (A) pledge, hypothecate or otherwise similarly transfer the Warrants solely (1) in order to comply with the requirements of any league-level institutional lending facility and (2) following the expiration or termination of the Promotional Rights Agreement or any replacement agreement and any extension thereof, in connection with any bona fide hedging or other similar brokers’ transaction and (B) otherwise transfer the Warrants to any National Football League member club or its respective controlling owner (or any holding companies or other wholly-owned affiliates controlled by or under common control with such persons); and provided further that any such transferees (other than the collateral agent or other pledgee in respect of an institutional lending facility, solely for purposes of the pledge of the Warrants (but not any subsequent foreclosure or other transfer in execution upon such pledge)) shall agree in writing prior to such transfer to be bound by all of the terms of this Agreement, including the restrictions on transfers. The restrictions on transfer contemplated in this Section 3.03 shall terminate immediately prior to a Change of Control and shall not be applicable to the Underlying Shares following an exercise of the Warrant by the Warrant holder.

(b) Transfer and Exchange of Warrants. When Warrant Certificates are presented to Under Armour with a request to register the transfer of Warrants under circumstances permitted by the terms of this Agreement, Under Armour shall register the transfer or make the exchange as requested if the requirements under this Agreement as set forth in this Section 3.03 for such transactions are met; provided, however, that the Warrant Certificates presented or surrendered for registration of transfer or exchange shall be duly endorsed and shall be accompanied by a duly completed and signed Certificate to be

Delivered upon Exchange or Registration of Transfer of Warrants in substantially the form of Exhibit B hereto.

(c) Legends.

(i) Except to the extent permitted by the following paragraph (ii), each Warrant Certificate (and all Warrant Certificates issued in exchange therefor or substitution thereof) shall bear legends substantially to the following effect:

THE TRANSFER OF THE SECURITIES EVIDENCED HEREBY IS SUBJECT TO RESTRICTIONS ON TRANSFERABILITY PURSUANT TO THE WARRANT AGREEMENT DATED AS OF AUGUST 3, 2006.

THE SECURITY (OR ITS PREDECESSOR) EVIDENCED HEREBY WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER SECTION 5 OF THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, AND THE SECURITY EVIDENCED HEREBY MAY NOT BE OFFERED, PLEDGED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM.

(ii) Upon any sale or transfer of a Warrant permitted by Section 3.03(a) and pursuant to Rule 144 under the Securities Act or an effective registration statement under the Securities Act, Under Armour shall permit the holder thereof to exchange such Warrant for a warrant in definitive form that does not bear the legend set forth in the second paragraph of Section 3.03(b)(i) above and rescind any related restriction on the transfer of such Warrant.

(d) Obligations with Respect to Transfers and Exchanges of Warrants.

(i) To permit registrations of transfers and exchanges made in accordance with the terms of this Agreement, Under Armour shall execute new Warrant Certificates.

(ii) All Warrant Certificates issued upon any registration, transfer or exchange of Warrant Certificates made in accordance with the terms of this Agreement shall be the valid obligations of Under Armour, entitled to the same benefits under this Warrant Agreement as the Warrants surrendered upon the registration of transfer or exchange.

ARTICLE IV

EXERCISE OF WARRANTS

4.01 Terms of Warrants: Exercise of Warrants. Upon the terms and subject to the conditions of this Agreement, each Warrant holder shall have the right, which may be exercised commencing (i) with respect to the Series A Warrants, on the first anniversary (the “Series A Exercise Date”) of the date of issuance of the Warrants (the “Warrant Issue Date”) and (ii) with respect to the Series B Warrants, on the third anniversary (the “Series B Exercise Date”) of the Warrant Issue Date, and terminating in the case of each of (i) and (ii) at 5:00 p.m., New York City time, on the Expiration Date to receive from Under Armour the number of fully paid and nonassessable Underlying Shares that the holder may at the time be entitled to receive on exercise of such Warrants upon payment of the Exercise Price then in effect for such Underlying Shares. Notwithstanding anything in this Agreement to the contrary, all of the Warrants shall become exercisable immediately prior to any Change of Control.

A Warrant may be exercised upon surrender to Under Armour at any office or agency maintained for that purpose by Under Armour (each, a “Warrant Office”) of the Warrant Certificates to be exercised with the form of election to purchase on the reverse thereof duly completed and signed, which signature, if the holder of such Warrant is not NFL Properties, shall be guaranteed by a bank or trust company having an office or correspondent in the United States or a broker or dealer which is a member of a registered securities exchange or the NASD, Inc., and upon payment to Under Armour of the Exercise Price as adjusted as herein provided for each of the Underlying Shares in respect of which such Warrants are then exercised. Payment of the aggregate Exercise Price shall be made in cash by Federal wire transfer in immediately available funds to the account designated by Under Armour or by certified or official bank check, payable to the order of Under Armour; provided, however, that a holder so exercising may, in lieu of payment of the Exercise Price in cash, elect to receive a number of Underlying Shares equal to (A) the number of Underlying Shares for which such holder’s Warrants are exercised minus (B) the number of Underlying Shares having an aggregate Fair Market Value at the time of exercise equal to the aggregate Exercise Price that would otherwise have been paid in respect of the Warrants by the Warrant holder (excluding any brokerage fees or other costs or commissions).

Subject to the provisions of Section 4.02, upon surrender of Warrants and payment of the Exercise Price as provided above by any holder, Under Armour shall issue to such holder as soon as practicable but in no event later than three business days thereafter a certificate or certificates for the appropriate number of Underlying Shares to which such holder is entitled, registered or otherwise placed in, or payable to the order of, such name or names as may be directed in writing by such holder, and shall deliver such certificate or certificates representing the Underlying Shares and any other securities or property (including any money) to such holder or any other Person or Persons entitled to receive the same, together with an amount in cash in lieu of any fraction of a share as provided in Section 7.02. Any such certificate or certificates representing the Underlying Shares shall be deemed to have been issued and any Person so designated to be named therein shall be deemed to have become a holder of record of such Underlying Shares as of the date of the surrender of such Warrants and payment of the Exercise Price.

The Warrants shall be exercisable, subject to the provisions of this Agreement, at the election of the holders thereof, either in full or from time to time in part, and, in the event that a certificate evidencing Warrants is exercised in respect of fewer than all of the Underlying Shares issuable on such exercise at any time prior to the Expiration Date, a new Warrant Certificate evidencing the remaining Warrant or Warrants (which remaining Warrants will reflect the deduction of any Underlying Shares as a result of the payment of the Exercise Price on a net cashless basis as described in the proviso to the second paragraph of this Section 4.01) will be issued, and the duly executed Warrant Certificates will be delivered pursuant to the provisions of this Section 4.01.

All Warrant Certificates surrendered upon exercise of Warrants shall be canceled by Under Armour.

Under Armour shall keep copies of this Agreement and any notices given or received hereunder available for inspection by the holders during normal business hours at any Warrant Office.

4.02 Payment of Taxes. Under Armour will pay all documentary stamp taxes attributable to the issuance of Underlying Shares upon the exercise of Warrants; provided, however, that Under Armour shall not be required to pay any Tax or Taxes that may be payable in respect of any transfer involved in the issue of any Warrant Certificates or any certificates for Underlying Shares in a name other than that of the holder of a Warrant Certificate surrendered upon the exercise of a Warrant, and Under Armour shall not be required to issue or deliver such Warrant Certificates unless or until the Person or Persons requesting the issuance thereof shall have paid to Under Armour the amount of such Tax or shall have established to the reasonable satisfaction of Under Armour that such Tax has been paid.

ARTICLE V

MISSING OR MUTILATED WARRANT CERTIFICATES; RESERVATION AND

LISTING OF WARRANT SHARES

5.01 Mutilated or Missing Warrant Certificates. In case any of the Warrant Certificates shall be mutilated, lost, stolen or destroyed, Under Armour shall issue, in exchange and substitution for and upon cancellation of the mutilated Warrant Certificate, or in lieu of and substitution for the Warrant Certificate lost, stolen or destroyed, a new Warrant Certificate of like tenor and representing an equivalent number of Warrants, but only upon receipt of evidence reasonably satisfactory to Under Armour of such loss, theft or destruction of such Warrant Certificate and indemnity, if requested, also reasonably satisfactory to it.

5.02 Reservation of Underlying Shares. Under Armour will at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued Common Shares or its authorized and issued Common Shares held in its treasury, for the purpose of enabling it to satisfy any obligation to issue Underlying Shares upon exercise of Warrants, the maximum number of Common Shares which may then be deliverable upon the exercise of all outstanding Warrants.

If there is a transfer agent for the Common Shares (the “Transfer Agent”), such Transfer Agent and every subsequent transfer agent for any shares of Under Armour’s capital stock issuable upon the exercise of any of the rights of purchase aforesaid will be irrevocably authorized and directed at all times to reserve such number of authorized shares as shall be required for such purpose. Under Armour will keep a copy of this Agreement on file with the Transfer Agent and with every subsequent transfer agent for any shares of Under Armour’ capital stock issuable upon the exercise of the rights of purchase represented by the Warrants. Under Armour will supply such Transfer Agent with duly executed certificates for such purposes and will provide or otherwise make available any cash which may be payable as provided in Section 7.02. Under Armour will furnish such Transfer Agent a copy of all notices of adjustments and certificates related thereto, transmitted to each holder of the Warrants pursuant to Section 12.05.

Under Armour covenants that all Underlying Shares which may be issued upon exercise of Warrants in accordance with the terms of this Agreement (including the payment of the Exercise Price) will, upon issue, be duly authorized, validly issued, fully paid, nonassessable, free of preemptive rights and free from all Taxes, liens, charges and security interests with respect to the issue thereof.

ARTICLE VI

ADJUSTMENT OF NUMBER OF UNDERLYING SHARES ISSUABLE

6.01 Adjustment. The number and kind of shares purchasable upon the exercise of Warrants and the Exercise Price shall be subject to adjustment from time to time after the date of issuance of the Warrants as follows:

(a) Stock Splits, Combinations, etc. If Under Armour shall (A) pay a dividend or make a distribution on its Common Shares in shares of its capital stock (whether Common Shares or capital stock of any other class), (B) subdivide its outstanding Common Shares into a greater number of shares, (C) combine its outstanding Common Shares into a smaller number of shares or (D) issue by reclassification, recapitalization or reorganization of its outstanding Common Shares any shares of its capital stock, the Exercise Price in effect and the number of Underlying Shares issuable upon exercise of each Warrant immediately prior to such action shall be adjusted so that the holder of any Warrant thereafter exercised shall be entitled to receive the number of Underlying Shares that such holder would have owned immediately following such action had such Warrant been exercised immediately prior thereto. An adjustment made pursuant to this Section 6.01(a) shall become effective immediately after the record date in the case of a dividend and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification. If, as a result of an adjustment made pursuant to this Section 6.01(a), the holder of any Warrant thereafter exercised shall become entitled to receive shares of two or more classes of capital stock of Under Armour, the board of directors of Under Armour shall in good faith determine the allocation of the adjusted Exercise Price between or among shares of such classes of capital stock.

(b) Reclassification, Combinations, Mergers, etc. In case of any reclassification or change of outstanding Common Shares issuable upon exercise of the Warrants (other than as set forth in Section 6.01(a) and other than a change in par value, or from par value to no par value, or from no par value to par value or as a result of a subdivision or combination), or in case of any consolidation or merger of Under Armour with or into another corporation (other than a merger or acquisition in which Under Armour is the continuing corporation and which does not result in any reclassification or change of the then outstanding Common Shares or other capital stock issuable upon exercise of the Warrants) or in case of any sale, lease or conveyance to another corporation of the property of Under Armour as an entirety or substantially as an entirety or recapitalization or reorganization, then, as a condition of such reclassification, change, consolidation, merger, sale, lease, conveyance, recapitalization or reorganization, Under Armour shall, or shall cause such a successor or purchasing corporation, as the case may be, at or prior to such reclassification, change, consolidation, merger, sale, lease, conveyance, recapitalization or reorganization, make lawful and adequate provision whereby the holders of Warrants then outstanding shall have the right thereafter to receive on exercise of such Warrant the kind and amount of shares of stock or other securities or property receivable upon such reclassification, change, consolidation, merger, sale, lease, conveyance, recapitalization or reorganization equivalent in value to the number of Common Shares issuable upon exercise of such Warrant immediately prior to such reclassification, change, consolidation, merger, sale, lease, conveyance, recapitalization or reorganization and enter into a supplemental warrant agreement so providing. Such provisions shall include provision for adjustments as nearly equivalent to the adjustments provided for in this Section 6.01. The above provisions of this Section 6.01(b) shall similarly apply to successive reclassifications and changes of Common Shares and to successive consolidations, mergers, sales, leases, conveyances, recapitalizations or reorganizations.

(c) Dividends and Distributions. If Under Armour shall, at any time or from time to time after the date hereof, distribute to all the holders of Common Shares any dividend or other distribution of cash, evidences of its indebtedness, other securities or other properties or assets (in each case other than dividends payable in Common Shares, any rights to subscribe for or to purchase, or any warrants or options for the purchase of, Common Shares or any stock or securities convertible into or exchangeable for Common Shares (any such rights, warrants or options being herein called “Exercisable Securities” and any such convertible or exchangeable stock or securities being herein called “Convertible Securities”)) or any options, warrants or other rights to subscribe for or purchase any of the foregoing, then (A) the Exercise Price shall be decreased to a price determined by multiplying the Exercise Price then in effect by a fraction, the numerator of which shall be the Fair Market Value per share of Common Shares on the record date for such distribution less the sum of (X) the cash portion, if any, of such distribution per share of Common Shares outstanding (exclusive of any treasury shares) on the record date for such distribution plus (Y) the then current Fair Market Value per share of Common Shares outstanding (exclusive of any treasury shares) on the record date for such distribution of that portion, if any, of such distribution consisting of evidences of indebtedness, other securities, properties, assets, options, warrants or subscription or purchase rights, and the denominator of which shall be such Fair Market Value per Common Share and (B) the number of Underlying Shares issuable upon the exercise of each Warrant shall be increased to a number determined by multiplying the number of Underlying Shares so issuable immediately prior to the record date for such distribution by a fraction, the numerator of which shall be the Exercise Price in effect immediately prior to the adjustment required by clause (A) of this sentence and the denominator of which shall be the Exercise Price in effect immediately after such adjustment. The adjustments required by this Section 6.01(c) shall be made whenever any such distribution occurs retroactive to the record date for the determination of shareholders entitled to receive such distribution. No adjustment shall be made pursuant to this Section 6.01(c) that shall have the effect of decreasing the number of Underlying Shares issuable upon exercise of the Warrants or increasing the Exercise Price.

(d) Issuance of Common Stock Below Current Fair Market Value. If Under Armour shall, in a transaction to which Sections 6.01(a) through (c) are inapplicable, issue or sell Common Shares, or rights, options, warrants or convertible or exchangeable securities containing the right to subscribe for or purchase Common Shares, at a price per Common Share (determined, in the case of such rights, options, warrants or convertible or exchangeable securities, by dividing (A) the total amount receivable by Under Armour in consideration of the issuance and sale of such rights, options, warrants or convertible or exchangeable securities, plus the total consideration, if any, payable to Under Armour upon exercise, conversion or exchange thereof, by (B) the total number of Common Shares covered by such rights, options, warrants or convertible or exchangeable securities) that is lower than the then current Fair Market Value per Common Share in effect immediately prior to such sale or issuance, then the number of Underlying Shares thereafter issuable upon the exercise of all Warrants then outstanding shall be determined by adding the number of Underlying Shares theretofore issuable upon exercise of all Warrants then outstanding to the product of (x) the Cheap Stock Issued, multiplied by (y) the Ownership Ratio. Such adjustment shall be made successively whenever any such sale or issuance is made.

For purposes of this Section 6.01(d), (i) the “Cheap Stock Issued” shall be the number of additional Common Shares issued or offered by Under Armour for subscription or purchase as described above minus the number of Common Shares that the aggregate offering price of the total number of Common Shares so offered would purchase at the then current Fair Market Value per Common Share and (ii) the “Ownership Ratio” shall be a fraction, the numerator of which shall be the number of Underlying Shares prior to such time issuable upon exercise of all Warrants then outstanding, and the denominator of which shall be the number of Common Shares then outstanding (on a fully diluted basis) on the date of issuance or sale of such Common Shares or such rights, options, warrants or convertible or exchangeable securities. For purposes of such adjustments, the Common Shares which the holder of any such rights, options, warrants or convertible or exchangeable securities shall be entitled to subscribe for or purchase shall be deemed to be issued and outstanding as of the date of the sale and issuance of the rights, warrants or convertible or exchangeable securities.

Any adjustment to the number of Underlying Shares issuable upon exercise of all Warrants then outstanding made pursuant to this Section 6.01(d) shall be allocated among each Warrant then outstanding on a pro rata basis.

(e) Consideration Received. If any Common Shares, Exercisable Securities or Convertible Securities shall be issued, sold or distributed for a consideration other than cash, the amount of the consideration other than cash received by Under Armour in respect thereof shall be deemed to be the then current Fair Market Value of such consideration. If any options shall be issued in connection with the issuance and sale of other securities of Under Armour, together comprising one integral transaction in which no specific consideration is allocated to such options by the parties thereto, such options shall be deemed to have been issued without consideration; provided, however, that if such options have an exercise price equal to or greater than the Fair Market Value of the Common Shares on the date of issuance of such options, then such options shall be deemed to have been issued for consideration equal to such exercise price.

(f) Deferral of Certain Adjustments. No adjustment to the Exercise Price (including the related adjustment to the number of Underlying Shares issuable upon the exercise of each Warrant) shall be required hereunder unless such adjustment, together with other adjustments carried forward as provided below, would result in an increase or decrease of at least one percent of the Exercise Price; provided that any adjustments which by reason of this Section 6.01(f) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. No adjustment need be made for a change in the par value of the Common Shares. All calculations under this Section 6.01 shall be made to the nearest 1/1,000 of one cent or to the nearest 1/1,000 of a share, as the case may be.

(g) Other Adjustments.

(i) In the event that at any time, as a result of an adjustment made pursuant to this Section 6.01, the holders of Warrants shall become entitled to receive any securities of Under Armour other than Common Shares, thereafter the number of such other securities so receivable upon exercise of the Warrants and the Exercise Price applicable to such exercise shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Shares contained in this Section 6.01, mutatis mutandis.

(ii) In case any event shall occur as to which the provisions of this Section 6.01 are not strictly applicable but the failure to make any adjustment would not fairly protect the rights represented by the Warrants in accordance with the essential intent and principles of this Section 6.01, then in each such case, Under Armour shall make a good faith adjustment to the Exercise Price and the number of Underlying Shares in accordance with the intent of this Section 6.01; provided, however, that no such adjustment shall have the effect of decreasing the number of Underlying Shares issuable upon exercise of this Warrant or increasing the Exercise Price.

(h) No Adjustment. Without limiting any other exception contained in this Section 6.01, and in addition thereto, no adjustment will be made for:

(i) exercises or conversions of any Exercisable Securities or Convertible Securities outstanding on the date hereof (to the extent such exercise or conversion is made in accordance with the terms of such Exercisable Security or Convertible Security as in effect on the date hereof);

(ii) issuances of Exercisable Securities, Convertible Securities or Common Shares to directors, employees, consultants or suppliers of Under Armour or any of its subsidiaries pursuant to Under Armour’s current or future plans or the exercise or conversion of such Exercisable Securities or Convertible Securities; provided, however, that such issuances to such consultants or suppliers shall not exceed 3% of the Common Shares then outstanding during the period commencing on the Warrant Issue Date and ending on the Expiration Date;

(iii) issuances of rights to purchase Common Shares pursuant to a plan of Under Armour for reinvestment of dividends or interest;

(iv) except as set forth in Section 6.01(d), issuances of Exercisable Securities, Convertible Securities or Common Shares in bona fide public offerings or private placements pursuant to Section 4(2) of the Securities Act, Regulation D thereunder or Regulation S, involving at least one investment bank of international reputation, provided, however, that any Exercisable Securities, Convertible Securities or Common Shares issued pursuant to such private placement shall not be issued for consideration per share less than Fair Market Value at the time of issuance; or

(v) except as set forth in Section 6.01(d), issuances of Exercisable Securities, Convertible Securities or Common Shares in connection with the establishment of commercial bank facilities, capital lease obligations or other issuances of primarily debt obligations or securities; provided, however, that any Exercisable Securities, Convertible Securities or Common Shares issued in connection with such commercial bank facilities, capital lease obligations or other issuances of primarily debt obligations or securities shall not be issued for consideration per share less than Fair Market Value at the time of issuance.

6.02 Notice of Adjustment. Upon the occurrence of each adjustment pursuant to Section 6.01, Under Armour shall promptly provide to the Warrant holder a written notice of such event and the computation of the adjustment in accordance with the terms hereof. Under Armour shall provide the Warrant holder with a certificate from an officer of Under Armour briefly stating the facts requiring the adjustment and the manner of computing such adjustment.

ARTICLE VII

STATEMENTS ON WARRANTS

7.01 Statement on Warrants. Irrespective of any adjustment in the number or kind of shares issuable upon the exercise of the Warrants or the Exercise Price, Warrants theretofore or thereafter issued may continue to express the same number and kind of shares as are stated in the Warrants initially issuable pursuant to this Agreement.

7.02 Fractional Interest. Under Armour shall not be required to issue fractional Common Shares on the exercise of Warrants. If more than one Warrant shall be presented for exercise in full at the same time by the same holder, the number of full Common Shares which shall be issuable upon such exercise shall be computed on the basis of the aggregate number of Common Shares acquirable on exercise of the Warrants so presented. If any fraction of a Common Share would, except for the provisions of this Section 7.02, be issuable on the exercise of any Warrant (or specified portion thereof), Under Armour shall pay, or direct the Transfer Agent, if any, to pay, an amount in cash determined by it to equal the Fair Market Value per Common Share multiplied by such fraction computed to the nearest whole cent. The holders, by their acceptance of the Warrant Certificates, expressly waive any and all rights to receive any fraction of a share of Common Shares or a stock certificate representing a fraction of a share of Common Shares.

7.03 Notices to Warrant Holders.

In the event that Under Armour:

(i) authorizes the issuance to all holders of Common Shares of rights, options or warrants to subscribe for or purchase Common Shares or of any other subscription rights or warrants;

(ii) authorizes the distribution to all holders of Common Shares of evidence of its indebtedness or assets;

(iii) proposes to become a party to any consolidation or merger for which approval of any shareholders of Under Armour is required, or of the conveyance or transfer of the properties and assets of Under Armour substantially as an entirety, or of any reclassification or change of Common Shares issuable upon exercise of the Warrants (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), or a tender offer or exchange offer for Common Shares; or

(iv) commences a voluntary or involuntary dissolution, liquidation or winding up,

then Under Armour shall cause to be given to each of the registered holders of the Warrants at such holder’s address appearing on the Warrant register, at least 10 days prior to the applicable record date hereinafter specified, or promptly in the case of events for which there is no record date, by first class mail, postage prepaid, a written notice stating (i) the date as of which the holders of record of Common Shares to be entitled to receive any such rights, options, warrants or distribution are to be determined, (ii) the initial expiration date set forth in any tender offer or exchange offer for Common Shares or (iii) the date on which any such consolidation, merger, conveyance, transfer, dissolution, liquidation or winding up is expected to become effective or consummated, and, if applicable, the date as of which it is expected that holders of record of Common Shares shall be entitled to exchange such shares for securities or other property, if any, deliverable upon such reclassification, consolidation, merger, conveyance, transfer, dissolution, liquidation or winding up. The failure to give the notice required by this Section 7.03 or any defect therein shall not affect the legality or validity of any distribution, right, option, warrant, consolidation, merger, conveyance, transfer, dissolution, liquidation or winding up, or the vote upon any action. Nothing contained in this Agreement or in any of the Warrant Certificates shall be construed as conferring upon the holders thereof the right to vote or to consent or to receive notice as shareholders in respect of the meetings of shareholders or the election of directors of Under Armour or any other matter, or any rights whatsoever as shareholders of Under Armour.

ARTICLE VIII

CONDITIONS

8.01 Conditions to Obligations of the Parties. The obligations of each of NFL Properties and Under Armour to consummate the grant of the Warrants are subject to the satisfaction of each of the following conditions:

(a) Promotional Rights Agreement Execution. The execution and delivery of the Promotional Rights Agreement shall have occurred.

(b) Compliance with Laws; No Adverse Action or Decision. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or preliminary or permanent injunction that remains in effect and that restrains, enjoins, materially delays, prohibits or otherwise makes illegal, or have commenced any proceeding that seeks to restrain, enjoin, materially delay, prohibit or otherwise make illegal, the consummation of the transactions contemplated herein.

ARTICLE IX

CLOSING FOR THE WARRANTS

9.01 Closing. At Closing, Under Armour shall deliver to NFL Properties Warrant Certificates evidencing the Warrants to be issued to it hereunder.

ARTICLE X

REPRESENTATIONS AND WARRANTIES OF NFL PROPERTIES

NFL Properties represents and warrants to Under Armour as follows:

10.01 Corporate Existence of NFL Properties. NFL Properties is a limited liability company duly organized and validly existing under the laws of the State of Delaware.

10.02 Authorization; Enforceability of this Agreement. The execution, delivery and performance of this Agreement by NFL Properties and the consummation by NFL Properties of the transactions contemplated hereby are within the company power and authority of NFL Properties and have been duly and validly authorized by all necessary company action on the part of NFL Properties. This Agreement has been duly executed and delivered by, and is the legal, valid, binding and enforceable obligation of, NFL Properties.

10.03 Accredited Investor. (i) NFL Properties is an “accredited investor,” as such term is defined in Rule 501(a) of the Securities Act and (ii) each owner of NFL Properties is an “accredited investor.”

ARTICLE XI

REPRESENTATIONS AND WARRANTIES OF UNDER ARMOUR

Under Armour represents and warrants to NFL Properties as follows:

11.01 Corporate Existence and Power of Under Armour. Under Armour is a corporation duly organized and validly existing under the laws of the State of Maryland and has all requisite corporate power and authority to own, license, use or lease and operate its assets and properties and to carry on its business as it is now conducted and where currently conducted.

11.02 Authorization; Enforceability of this Agreement. The execution, delivery and performance of this Agreement by Under Armour and the consummation by Under Armour of the transactions contemplated hereby are within the corporate power and authority of Under Armour and have been duly and validly authorized by all necessary corporate action on the part of Under Armour. This Agreement has been duly executed and delivered by, and is the legal, valid, binding and enforceable obligation of, Under Armour.

ARTICLE XII

MISCELLANEOUS

12.01 Fees and Expenses. Whether or not the Closing occurs, each Party to this Agreement shall bear its own fees and expenses incurred by such Party and the transactions contemplated thereby.

12.02 Survival of Representations and Warranties. Notwithstanding any investigation conducted or notice or knowledge obtained by or on behalf of any Party, each representation or warranty in this Agreement or in certificates delivered pursuant to this Agreement shall survive the Closing.

12.03 Entire Agreement. This Agreement and the documents described herein or attached or delivered pursuant hereto set forth the entire agreement between the Parties with respect to the transactions contemplated by this Agreement and supersedes all prior agreements and understandings relating thereto.

12.04 Waivers and Amendments. No amendment of, or variation of, this Agreement shall be effective unless made between the Parties and in writing. No waiver shall be effective hereunder unless contained in a writing signed by the Party sought to be charged with such waiver. No failure on the part of any Party to exercise or delay in exercising any right hereunder shall be deemed a waiver thereof, nor shall any single or partial exercise preclude any further or other exercise of such or any other right.

12.05 Notices. All notices delivered hereunder shall be in writing in accordance with this Section 12.05 and shall be communicated to the following addresses:

If to NFL Properties:

NFL Properties LLC

280 Park Avenue

New York, NY 10017

Tel: 212-450-2537

Facsimile: 212-681-7598

Attention: Gary Gertzog

With a copy to:

Covington & Burling LLP

1201 Pennsylvania Avenue, N.W.

Washington, D.C. 20004

Tel: 202-662-5400

Facsimile: 202-778-5400

Attention: Bruce Wilson

If to Under Armour:

Under Armour, Inc.

1020 Hull Street

3rd Floor

Baltimore, MD 21230

Tel: 410-454-6428

Facsimile: 410-234-9832

Attention: Kevin M. Haley

With a copy to:

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, NY 10006

Tel: 212-225-2000

Facsimile: 212-225-3999

Attention: Stephen H. Shalen

Any such notice shall be served by sending it by facsimile transmission or by certified air mail (postage prepaid, return receipt requested, if available). Any notice shall be deemed to have been served on receipt of confirmation of successful transmission or delivery.

12.06 Counterparts. This Agreement may be executed by the Parties in counterparts.

12.07 Governing Law and Submission to Jurisdiction.

(a) This Agreement and, to the fullest extent permitted by law, all matters arising out of or relating in any way to this Agreement, shall be governed by the law of the State of New York.

(b) To the fullest extent permitted by applicable law, each party hereto (i) agrees that any claim, action or proceeding by such party seeking any relief whatsoever arising out of, or in connection with, this Agreement or the transactions contemplated hereby shall be brought only in the United States District Court for the Southern District of New York and in any New York State court located in the Borough of Manhattan and not in any other State or Federal court in the United States of America or any court in any other country, (ii) agrees to submit to the exclusive jurisdiction of such courts located in the State of New York for purposes of all legal proceedings arising out of, or in connection with, this Agreement or the transactions contemplated hereby and (iii) irrevocably waives any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

12.08 Benefits of this Agreement. Prior to the exercise of the Warrants, no holder of a Warrant Certificate, as such, shall be entitled to any rights of a shareholder of Under Armour, including, without limitation, the right to receive dividends or subscription rights, the right to vote, to consent, to exercise any preemptive right, to receive any notice of meetings of shareholders for the election of directors of Under Armour or any other matter or to receive any notice of any proceedings of Under Armour, except as may be specifically provided for herein. The holders of the Warrants are not entitled to share in the assets of Under Armour in the event of the liquidation, dissolution or winding up of Under Armour’s affairs.

12.09 Successors and Assigns. Except as otherwise expressly provided herein, the provisions of this Agreement shall inure to the benefit of, and be binding upon, each Party and its successors and permitted assigns. None of this Agreement, the Warrants, the Warrant Certificates, nor any rights hereunder or thereunder, shall be assignable by either Party (except, in respect of such an assignment by Under Armour, in the case of a merger or consolidation of Under Armour in which Under Armour is not the surviving entity and the surviving entity assumes the obligations of Under Armour hereunder) without the prior written consent of the non-assigning Party.

12.10 Warrant Agent. Under Armour may appoint a warrant agent to perform the administrative tasks hereunder that are customarily performed by an agent.

12.11 No Impairment. Under Armour will not, by amendment of its Articles of Incorporation or bylaws, or through reorganization, consolidation, merger, dissolution, issue or sale of securities, sale of assets or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Agreement or of any Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Warrant holder against impairment. Without limiting the generality of the foregoing, Under Armour (a) shall not increase the par value of any Common Shares upon the exercise of this Warrant above the Exercise Price, (b) shall take all such action as may be necessary or appropriate in order that Under Armour may validly and legally issue fully paid and nonassessable Common

Shares upon the exercise of any Warrant and (c) shall use its best efforts to obtain all such authorizations, exemptions or consents from any Governmental Authority having jurisdiction thereof as may be necessary to enable Under Armour to perform its obligations under this Agreement and any Warrant.

12.12 Exchange Act Reports. With a view to making available to the Warrant holder the benefits of Rule 144 promulgated under the Securities Act or any other similar rule or regulation of the Securities and Exchange Commission (the “SEC”) that may at any time permit the Warrant holder to sell securities of the Company to the public without registration (“Rule 144”), Under Armour agrees to

(a) make and keep public information available, as those terms are understood and defined in Rule 144, at all times;

(b) file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

(c) furnish to the Warrant holder so long as it owns Warrants, promptly upon request, (i) a written statement by Under Armour that it has complied with the reporting requirements of Rule 144, the Securities Act and the Exchange Act, (ii) a copy of the most recent annual or quarterly report of Under Armour and such other reports and documents so filed by Under Armour, and (iii) such other information as may be reasonably requested to permit the Warrant holder to sell such securities without registration.

[The remainder of this page intentionally left blank]

IN WITNESS of the agreement set out above, each of the Parties has executed this Agreement by its duly authorized signatory on the date first written above.

NFL PROPERTIES LLC

By
Name:
Title:

UNDER ARMOUR, INC.

By
Name:
Title:

Schedule 1.01

DEFINITIONS

“Agreement” has the meaning assigned to it in the Preamble.

“Change of Control” means any of the following events:

(i)	any Person (or a “group” (within the meaning of Section 13(d) of the Exchange Act)) who does not currently own directly or indirectly 10% or more of the combined voting power of Under Armour’s outstanding securities becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of securities of Under Armour representing more than 25% of the combined voting power of Under Armour’s then-outstanding securities;

(ii)	there is a change of control of Under Armour of a kind required to be reported by Under Armour under Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act (or a similar item in a similar schedule or form); or

(iii)	individuals who, at the date hereof, constitute Under Armour’s Board of Directors (the “Continuing Directors”) cease for any reason to constitute a majority thereof, provided, however, that any director who is not in office at the date hereof but whose election by the Board of Directors or whose nomination for election by Under Armour’s shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the date hereof or whose election or nomination for election was previously so approved shall be deemed to be a Continuing Director for purposes of this Agreement.

Notwithstanding the foregoing provisions of this definition, a “Change of Control” will not be deemed to have occurred solely because of the acquisition of securities of Under Armour (or any reporting requirement under the Exchange Act relating thereto) by an employment benefit plan maintained by Under Armour for its employees.

“Cheap Stock Issued” has the meaning assigned to it in Section 6.01(d).

“Closing” means completion of the issuance and delivery of the Warrants to NFL Properties.

“Common Shares” has the meaning assigned to it in the Recitals.

“Convertible Securities” has the meaning assigned to it in Section 6.01(c).

“Dispose of” or “Disposal” includes (i) offering, selling, pledging, mortgaging, contracting to sell, granting or agreeing to grant any option, right or warrant to purchase, lending, or otherwise howsoever transferring or disposing of, directly or indirectly, any legal or beneficial interest in Common Shares or any securities convertible into or exercisable or exchangeable for, or that represent the right to receive, Common Shares, or (ii) entering into any swap or other arrangement that transfers to another, in whole or in part, any economic consequences or beneficial ownership of Common Shares, whether any such transaction described in (i) or (ii) above is to be settled by delivery of Common Shares or other securities, in cash or otherwise.

Schedule 1.01-1

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exercisable Securities” has the meaning assigned to it in Section 6.01(c).

“Exercise Price” has the meaning assigned to it in Section 2.01.

“Expiration Date” means the 12th anniversary of the Warrant Issue Date.

“Fair Market Value” means, (1) if the Common Shares are not registered under the Exchange Act, the price that would be paid for each Common Share in a sale of the equity capital of Under Armour on an on-going concern basis in an arms-length transaction between a willing buyer and a willing seller and assuming full disclosure of and understanding of all relevant information and reasonable period of time for effectuating a sale, which price shall be determined in good faith by the board of directors of Under Armour and (2) if the Common Shares are registered under the Exchange Act, (a) the average of the daily closing sales prices of the Common Shares for the 20 consecutive trading days immediately preceding such date, or (b) if the Common Shares have been registered under the Exchange Act for less than 20 consecutive trading days before such date, then the average of the daily closing sales prices for all of the trading days before such date for which closing sales prices are available, in the case of each of (2)(a) and (2)(b), as certified to the Warrant holder by the President, any Vice President or the Chief Financial Officer of Under Armour. The closing sales price for each such trading day shall be: (A) in the case of Common Shares listed or admitted to trading on any United States national securities exchange or quotation system, the closing sales price, regular way, on such day, or if no sale takes place on such day, the average of the closing bid and asked prices on such day; (B) in the case of Common Shares not then listed or admitted to trading on any national securities exchange or quotation system, the last reported sale price on such day, or if no sale takes place on such day, the average of the closing bid and asked prices on such day, as reported by a reputable quotation source designated by Under Armour; (C) in the case of Common Shares not then listed or admitted to trading on any national securities exchange or quotation system and as to which no such reported sale price or bid and asked prices are available, the average of the reported high bid and low asked prices on such day, as reported by a reputable quotation service, or a newspaper of general circulation in the Borough of Manhattan, City and State of New York, customarily published on each business day, designated by Under Armour, or if there shall be no bid and asked prices on such day, the average of the high bid and low asked prices, as so reported, on the most recent day (not more than 30 days prior to the date in question) for which prices have been so reported; and (D) if there are not bid and asked prices reported during the 30 days prior to the date in question, the Fair Market Value shall be determined as if the Common Shares were not registered under the Exchange Act.

“Governmental Authority” means any government or political subdivision or department thereof, any governmental, quasi-governmental or regulatory body, any commission, board, bureau, agency or instrumentality, any court or arbitrator or alternative dispute resolution body, or any association, corporation, or other entity controlled directly or indirectly by any government or political subdivision or department thereof, in each case whether national, provincial, local or foreign.

Schedule 1.01-2

“Law” means any law, treaty, statute, ordinance, code, rule, regulation, judgment, decree, order, writ, award, injunction or determination of any Governmental Authority.

“NFL Properties” has the meaning assigned to it in the Preamble.

“Ownership Ratio” has the meaning assigned to it in Section 6.01(d).

“Party” and “Parties” have the meanings assigned to them in the Preamble.

“Person” means any individual, corporation, company, association, partnership, limited liability company, joint venture, trust, unincorporated organization or Governmental Authority.

“Promotional Rights Agreement” has the meaning assigned to it in the Recitals.

“Securities Act” means the United States Securities Act of 1933, as amended from time to time.

“Series A Exercise Date” has the meaning assigned to it in Section 4.01.

“Series B Exercise Date” has the meaning assigned to it in Section 4.01.

“Series A Warrants” has the meaning assigned to it in Section 2.01.

“Series B Warrants” has the meaning assigned to it in Section 2.01.

“Tax” or “Taxes” means all taxes, including any interest, liabilities, fines, penalties or additions to tax that may become payable in respect thereof, imposed by any Governmental Authority, which taxes shall include, without limiting the generality of the foregoing, income taxes, payroll and employee withholding taxes, unemployment insurance, social security, sales and use taxes, excise taxes, franchise taxes, gross or net receipts taxes, occupation taxes, real and personal property taxes, ad valorem taxes, stamp taxes or duties, transfer taxes, capital taxes or duties, import duties, profits taxes, provisional profits taxes, salaries taxes, property taxes, estate duties, withholding taxes, workers’ compensation, and any other taxes, levies, duties, charges, imposts or withholdings or any other obligations of the same or of a similar nature whether arising before, on or after the date hereof.

“Transfer Agent” has the meaning assigned to it in Section 5.02.

“Under Armour” has the meaning assigned to it in the Preamble.

“Underlying Shares” means the Common Shares issued or issuable upon the exercise of the Warrants.

“Warrant Issue Date” has the meaning assigned to it in Section 4.01.

“Warrants” has the meaning assigned to it in Section 2.01.

“Warrant Certificates” has the meaning assigned to it in Section 3.01.

“Warrant Office” has the meaning assigned to it in Section 4.01.

Schedule 1.01-3

Exhibit A

[Form of Series A/B Warrant Certificate]

THE TRANSFER OF THE SECURITIES EVIDENCED HEREBY IS SUBJECT TO RESTRICTIONS ON TRANSFERABILITY PURSUANT TO THE WARRANT AGREEMENT DATED AS OF AUGUST 3, 2006.

THE SECURITY (OR ITS PREDECESSOR) EVIDENCED HEREBY WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER SECTION 5 OF THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND THE SECURITY EVIDENCED HEREBY MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM.

No.	Warrants

This certificate (the “Warrant Certificate”) is issued pursuant to a warrant agreement, dated August 3, 2006, between Under Armour, Inc., a Maryland corporation (the “Company”), and NFL Properties LLC, a Delaware limited liability company, as amended from time to time (the “Warrant Agreement”). This Warrant Certificate certifies that                         , or its registered assigns, is the registered holder of an aggregate of                      Series [A][B] warrants (the “Warrants”) to purchase shares of Class A common stock, par value $0.0003 1/3 per share (the “Common Shares”), of the Company. Each Warrant entitles the holder to purchase from the Company, commencing [for Series A Warrants, include: on the first anniversary of the date of issuance of the Warrants][for Series B Warrants, include: on the third anniversary of the date of issuance of the Warrants], and terminating at 5:00 p.m., New York City time, on the Expiration Date, 1.00 Common Shares (such number of Common Shares subject to adjustment as described below) at an exercise price per Warrant of $36.99 (the “Exercise Price”), upon surrender of this Warrant Certificate and payment of the Exercise Price at any office or agency maintained for that purpose by the Company (each, a “Warrant Office”), subject to the conditions set forth herein and in the Warrant Agreement. No Warrant may be exercised after 5:00 p.m., New York City time, on the Expiration Date, and to the extent not exercised by such time such Warrants shall become void.

The Warrants evidenced by this Warrant Certificate are part of a duly authorized issue of Warrants and are issued pursuant to the Warrant Agreement, duly executed and delivered by the Company for the benefit of the holders (the words “holders” or “holder” meaning the registered holders or registered holder), from time to time, of the Warrants, which Warrant Agreement is hereby incorporated by reference in and made a part of this instrument and is hereby referred to for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Company and the holders of the Warrants. A copy of the Warrant Agreement may be obtained by the holder hereof upon written request to the Company. Capitalized terms used herein without definition shall have the meanings ascribed to them in the Warrant Agreement.

Exhibit A-1

The holder of Warrants evidenced by this Warrant Certificate may exercise them by surrendering this Warrant Certificate, with the form of election to purchase set forth hereon properly completed and executed, together with payment of the Exercise Price in lawful money of the United States of America at any Warrant Office or on a net settlement basis. In the event that upon any exercise of Warrants evidenced hereby the number of Warrants exercised shall be less than the total number of Warrants evidenced hereby, there shall be issued to the holder hereof or his assignee a new Warrant Certificate evidencing the number of Warrants not exercised. No adjustment shall be made for any dividends on any Common Shares issuable upon exercise of this Warrant.

The Warrant Agreement provides that upon the occurrence of certain events the number of Common Shares issuable upon the exercise of each Warrant shall, subject to certain conditions, be adjusted. No fractions of a Common Share will be issued upon the exercise of any Warrant, but the Company will pay in cash the Fair Market Value of any fraction of a Common Share that would otherwise be issuable upon the exercise of any Warrant.

Warrant Certificates, when surrendered at any Warrant Office by the registered holder thereof in person or by legal representative or attorney duly authorized in writing, may be exchanged for a new Warrant Certificate or new Warrant Certificates evidencing in the aggregate a like number of Warrants, in the manner and subject to the limitations provided in the Warrant Agreement, without charge except for any Tax or other governmental charge imposed in connection therewith.

Upon due presentment for registration of transfer of this Warrant Certificate at any Warrant Office, a new Warrant Certificate evidencing in the aggregate a like number of Warrants shall be issued to the transferee in exchange for this Warrant Certificate, subject to the limitations provided in the Warrant Agreement, without charge except for any Tax or other governmental charge imposed in connection therewith.

The Company may deem and treat the registered holder hereof as the absolute owner of this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone) for the purpose of any exercise hereof and for all other purposes, and the Company shall not be affected by any notice to the contrary.

The Common Shares issuable upon exercise of this Warrant shall constitute Registrable Securities (as such term is defined in that certain Registration Rights Agreement, of even date herewith, by and between the Company and NFL Properties (the “Registration Rights Agreement”)). Each Holder (as defined in the Registration Rights Agreement) shall be entitled to all of the benefits afforded to a holder of any such Registrable Securities under the Registration Rights Agreement and each such Warrant holder, by its acceptance of the Warrant, agrees to be bound by and to comply with the terms and conditions of the Registration Rights Agreement applicable to such Warrant holder as a holder of such Registrable Securities. The Company shall use its reasonable best efforts to cause the Common Shares issuable upon the exercise of this Warrant, when issued, to be listed on each securities exchange or quotation system on which securities of the same class are listed or traded.

THIS WARRANT CERTIFICATE AND, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL MATTERS ARISING OUT OF OR RELATING IN ANY WAY TO THIS WARRANT CERTIFICATE, SHALL BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

Exhibit A-2

WITNESS the seal of the Company and signatures of its duly authorized officers.

Dated                     , 2006:

UNDER ARMOUR, INC.

[Seal]

By
Name:
Title:

Attest:

By
Name:
Title:

Exhibit A-3

(FORM OF ELECTION TO EXERCISE)

(To be executed upon exercise of Warrants on the Exercise Date)

The undersigned hereby irrevocably elects to exercise              of the Warrants represented by this Warrant Certificate and (i) purchase the whole number of Underlying Shares issuable upon the exercise of such Warrants and tenders payment for such Underlying Shares in the amount of US$             in cash, by certified or official bank check or by Federal wire transfer, in accordance with the terms hereof or (ii) hereby elects to receive a number of Underlying Shares equal to (A) the number of Underlying Shares for which such Warrants are exercised minus (B) the number of Underlying Shares that could be acquired at the last reported per share sale price of the Common Shares on the Nasdaq Global Market on the date of such exercise for an amount in cash equal to the aggregate Exercise Price for such Warrants (excluding any brokerage fees or other costs or commissions). The undersigned requests that a certificate representing such Underlying Shares be registered in the name of                                                               whose address is                                                               and that such certificate be delivered to                                                               whose address is                                                              .

Any cash payments to be paid in lieu of a fractional Common Share should be made to                                                               whose address is                                                               and the check representing payment thereof should be delivered to                                                               whose address is                                                              .

Dated                     ,

Name of holder of Warrant Certificate:

(Please Print)

Tax	Identification or Social Security Number:

Address:

______________________

______________________

______________________

Signature:

Note: The above signature must correspond with the name as written upon the face of this Warrant Certificate in every particular, without alteration or enlargement or any change whatever.

Dated                     ,

Exhibit A-4

[FORM OF ASSIGNMENT]

For value received                                                       hereby sells, assigns and transfers unto                                                       the within Warrant Certificate, together with all right, title and interest therein, and does hereby irrevocably constitute and appoint                                                               attorney, to transfer said Warrant Certificate on the books of the within-named Company, with full power of substitution in the premises.

Dated                     ,

Signature:

Note: The above signature must correspond with the name as written upon the face of this Warrant Certificate in every particular, without alteration or enlargement or any change whatever.

Exhibit A-5

Exhibit B

CERTIFICATE TO BE DELIVERED UPON EXCHANGE

OR REGISTRATION OF TRANSFER OF WARRANTS

Re:	Warrants to Purchase Common Shares (the “Warrants”) of Under Armour, Inc.

This Certificate relates to                      Warrants held in certificated form by                                          (the “Transferor” ).

The Transferor has requested the Company by written order to exchange or register the transfer of a Warrant or Warrants.

In connection with such request and in respect of each such Warrant, the Transferor does hereby certify that the Transferor is familiar with the Warrant Agreement relating to the above captioned Warrants and the restrictions on transfers thereof as provided in Section 3.03 of such Agreement, and that the transfer of this Warrant does not require registration under the Securities Act of 1933, as amended (the “Act”) because*:

Such Warrant is being acquired for the Transferor’s own account, without transfer.

Such Warrant is being transferred in reliance on and in compliance with an exemption from the registration requirements of the Act.

By:	(Name of Transferor)

Date:

*	Check applicable box.

B-1